FOR IMMEDIATE RELEASE                                   Contact: Lynda L. Glass
                                                                 (717)338-2257

                                ACNB CORPORATION
                         REPORTS FIRST QUARTER EARNINGS

GETTYSBURG, Pa., May 16---ACNB Corporation reported net income of $2,082,000 for the first quarter of 2005, compared to $2,121,000 over the same period of 2004. Net income on a per share basis amounted to $.38 for the first three months of 2005 and was $.39 a year ago.

         Dividends paid to shareholders for the first quarter of 2005 totaled $1,142,000, or $.21 per share. This cash dividend of $.21 per share was paid on March 15, 2005, to shareholders of record on March 1, 2005.

         Total assets of ACNB Corporation on March 31, 2005, were $940 million---a 9% increase in comparison to March 31, 2004. Deposits rose by 1% over the previous year to $659 million. Total loans increased by 7% to $449 million. A 4% decrease in equity capital resulted in an aggregate of $70.8 million on March 31, 2005.

         ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of Adams County National Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD. Originally founded in 1857, Adams County National Bank serves its marketplace via a network of sixteen retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA. Farmers National Bank of Newville, a division of Adams County National Bank, serves customers at three retail banking offices in the MORE... ACNB Corporation Press Release/First Quarter Earnings May 16, 2005 Page 2 Newville, Cumberland County, PA, area. Russell Insurance Group, Inc. offers a broad range of commercial and personal insurance lines with offices in Westminster, Carroll County, MD, and Timonium, Baltimore County, MD.


                           #          #          #

ACNB #2005-07
May 16, 2005